Exhibit 10.6
Amendment to Employment Agreement
This Amendment to Employment Agreement (this “Amendment”) is made on July 24, 2020 by and between Scientific Games Corporation, a Nevada corporation, (the “Company”) and Matthew Wilson (“Executive”).
WHEREAS, the Company and Executive entered into an Employment Agreement dated as of July 6, 2019, which was then amended as of March 24, 2020, and then amended as of June 30, 2020 (as amended, the “Agreement”); and
WHEREAS, the amendment to the Employment Agreement dated as of March 24, 2020 decreased Executive’s annual base salary of seven hundred fifty thousand ($750,000) by one hundred seventy-eight thousand, seven hundred and sixty-seven U.S. dollars ($178,767), representing the portion of his annual base salary attributable to the period from April 5, 2020 through June 30, 2020; and
WHEREAS, the amendment to the Employment Agreement dated as of June 30, 2020 decreased Executive’s annual base salary by an additional thirty-one thousand, eight hundred and forty-nine U.S. dollars ($31,849), representing a portion of his annual base salary attributable to the period from July 1, 2020 through July 31, 2020; and
    WHEREAS, the Company has agreed, subject to the approval of the Compensation Committee of the Company’s Board of Directors, to pay Executive 50% of the portion of his annual base salary attributable to the period from April 5, 2020 through June 30, 2020 (totaling eighty-nine thousand, three hundred and eighty-three U.S. dollars ($89,383)), which had been withheld pursuant to the amendment to the Employment Agreement dated as of March 24, 2020;
NOW THEREFORE, in consideration of the premises and the mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Increase in Base Salary. The Agreement is hereby amended by adding the following sentence to the end of Section 3(a):
“Subject to the approval of the Compensation Committee of the Company’s Board of Directors, and effective as of August 1, 2020, Executive will be paid an additional eighty-nine thousand, three hundred and eighty-three U.S. dollars ($89,383) of base salary, said amount representing 50% of the portion of his annual base salary attributable to the period from April 5, 2020 through June 30, 2020, which had been withheld pursuant to the amendment to the Employment Agreement dated as of March 24, 2020. Said amount will be payable in accordance with the Company’s normal payroll practices, in the period from August 1, 2020 through October 31, 2020.”
2.    Except as set forth in this Amendment, all terms and conditions of the Agreement shall remain unchanged and in full force and effect in accordance with their terms. All references to the “Agreement” in the Agreement shall refer to the Agreement as amended by this Amendment. Any defined terms used in this Amendment and not defined herein shall have the meaning as set forth in the Agreement.
3.    This Amendment may be executed in counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.
IN WITNESS WHEREOF, each of the parties hereto has duly executed this Amendment as of July 24, 2020.
SCIENTIFIC GAMES CORPORATION

By: /s/ James Sottile
Name:    James Sottile
Title:    Executive Vice President and Chief Legal Officer

/s/ Matthew Wilson
Matthew Wilson
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